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Release Date: October 24, 2007

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Rock testifies before Congress on sub-prime mortgage crisis

(Washington, DC and Hauppauge, NY, October 24, 2007) - The new chairman of the American Bankers Association, Bradley Rock, who is also Chairman and CEO of Smithtown Bancorp and its subsidiary, Bank of Smithtown, testified today before Congress on the sub-prime mortgage crisis. (Full text of Mr. Rock’s address is available).

Appearing on behalf of the American Bankers Association and America’s Community Bankers, the latter organization with whom the ABA will merge in November, Mr. Rock testified before the Committee on Financial Services, United States House of Representatives.

Mr. Rock presented the views of the ABA and ACB on possible legislative initiatives to improve mortgage lending standards, particularly as they relate to subprime mortgages.

After presenting the sub-prime crisis’ genesis, Mr. Rock observed that with the boom in home prices, “non-traditional mortgage products became quite popular as an avenue for real estate investment and home ownership….With the frenzy that ensued, sound underwriting practices were often sacrificed - primarily by non-bank originators - for immediate gains.”

He added: “The fallout of the mortgage markets has been very troubling to the banking industry - an industry filled with institutions that have existed for decades, and in the case of my bank, for nearly 100 years. It has been the actions of loosely-regulated non-bank lenders, and their fly-by-night operations, that have caused a lot of damage for consumers and for the industry. Many of these firms have already gone out of business, while others have begun restructuring their businesses. As bankers we intend to be in

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our communities for the next 100 years and beyond. Therefore, we know that we must be part of the solution, and we are very pleased to work with you, Mr. Chairman, and with the members of this Committee, on finding ways to bring mortgage lending practices back into balance.”

Mr. Rock noted that as the House Committee was considering legislative approaches, the banking industry has already initiated efforts to help in the crisis. Many banks are stepping up their mortgage lending, he said. In addition, “The ABA and ACB, along with other trade groups, servicers, not-for profit counseling agencies and investors have formed the HOPE NOW alliance which is dedicated to help keep Americans in their homes,” Mr. Rock said. He credited individual banks with unveiling a new disclosure standard that all mortgage brokers with whom it does business must follow.

“Guiding principle should be highest ethical standards”

Mr. Rock said: “A guiding principle for all of us should be the steadfast adherence to high ethical standards. Whether you are a banker, mortgage broker, mortgage banker, realtor, appraiser, developer, investor, or anyone involved in real estate and homeownership, high ethical standards should be the norm, not the exception. The damage caused by deceptive or unscrupulous sales practices extends beyond the consumer who is directly targeted to mortgage markets and the economy in general. As a bank, we are subjected to, and examined regularly for, compliance with a range of laws and regulations. I hold all my employees to high standards and the regulators make certain of it.

Mr. Rock discussed several additional principles that the ABA and ACB believe should guide any legislative approach:

1. Sound underwriting principles based on the borrower’s ability to repay are needed in every mortgage loan. Ability to repay should be prevailing standard“This will assure a vibrant market for any loan whether it be to prime borrowers or to near-prime and subprime borrowers. Banning products only stymies innovation. Strong underwriting allows banks to offer products to a diverse range of customers while ensuring that those customers get products that meet their particular financial needs and situation. ”

2. Consistent standards are needed, particularly to bring non-bank mortgage originators up to the standards applied to bank originators.

Mr. Rock advised: “We believe that independent mortgage brokers play an important role in the mortgage lending industry,” he said. “However, it is essential that all brokers be honest, trustworthy, and reliable. We must ensure that consumers receive credit on fair and equitable terms. It is vital that they be served by legitimate lenders with appropriate levels of regulation. It is important to bring other originators up to the same level of scrutiny as already exists in the banking industry.”

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3. Legislation should create as little disruption as possible for the marketplace. “Extreme care needs to be taken not to saddle banks - which generally had nothing to do with the current problems - with more burdens which inevitably impede all types of lending. Moreover, access to credit at the lowest possible cost relies upon an effective and efficient secondary market for mortgages.”

Mr. Rock said that: “Legislation should be carefully crafted so as not to disrupt the vibrancy of the prime market. The current problems in the mortgage market have largely been confined to the subprime market and the prime market has been affected to a much lesser extent... Efforts to ensure sound underwriting standards must take care not to impose additional paperwork or other costly burdens that would reduce the amount of credit generally, and particularly to the prime mortgage market and where lenders are adequately regulated.”

“It will be equally important to ensure that a market is maintained for qualified subprime borrowers as well. The development of the subprime market has been of great assistance to many previously underserved populations, and subprime lending is a vital source of credit to many individuals who would not have access to loans without it. Much of the lending that we do in our communities is not to those businesses or individuals with the highest credit scores. Rather, there are many subprime borrowers that are just as deserving of loans and who should not be denied the opportunity to own a home simply because they do not qualify for a prime loan.”

Banks struggling under over-regulatory burden

Mr. Rock also advised the House Committee that many banks are struggling under the weight of increasing levels of regulatory burdens, many of which do not serve the objective of making the nation’s banks operate more soundly or to provide meaningful protections to consumers. “These burdens have a particularly deleterious effect on community banks like mine, Mr. Rock told the committee.” They raise costs and place unnecessary strain upon our ability to serve our customers. It is critical to recognize that banks, particularly community banks, are already strained to the breaking point under the weight of thousands of pages of regulation, guidance, and other mandates. In fact, the very future of community banks is threatened by high regulatory costs. As these costs increase, more and more community banks are being driven out of business by government and forced to sell.”

“It would be unfair to saddle these institutions - which generally had nothing to do with the current problems - with more burdens,” Mr. Rock said.

Mr. Rock pledged to work with the House Committee and its Chairman to enhance the workings of the mortgage lending system, and expressed appreciation for their consultation with the banking industry. “The efforts I have described indicate how serious the banking industry takes the current problems in the mortgage market and they demonstrate how dedicated we are to finding workable solutions,” Mr. Rock said.